UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 5, 2007
Crum & Forster Holdings Corp.
(Exact Name of Registrant as Specified in its Charter)
333-84068
(Commission File Number)

Delaware	04-3611900
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

305 Madison Avenue, Morristown, NJ	07962
(Address of Principal Executive Offices)	(Zip Code)
(973) 490-6600
(Registrant’s Telephone Number, Including Area Code)
n/a
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Second Supplemental Indenture to the 2013 Notes Indenture
On May 5, 2007, Crum & Forster Holdings Corp. (the “Company”) and The Bank of New York, as trustee entered into a second supplemental indenture, dated as of May 5, 2007 (the “Second Supplemental Indenture”), to the indenture dated as of June 5, 2003 (the “2013 Notes Indenture”) governing the Company’s outstanding 10 3/8% Senior Notes due 2013, eliminating substantially all of the restrictive covenants, several affirmative covenants and certain events of default contained in the 2013 Notes Indenture, modifying the covenant regarding mergers, consolidations and sales of the Company’s assets, and eliminating or modifying certain other provisions.
The above description is a summary and is qualified in its entirety by the terms of the Second Supplemental Indenture, attached hereto as Exhibit 4.1 to this Current Report on Form 8-K.
2017 Notes Indenture
On May 7, 2007, the Company entered into the indenture attached hereto as Exhibit 4.2 and described below in Item 2.03.
Registration Rights Agreement
In connection with the sale of the Notes (as defined below in Item 2.03), the Company entered into a registration rights agreement, dated May 7, 2007, with Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Ferris, Baker Watts, Incorporated and RBC Capital Markets Corporation (the “Registration Rights Agreement”. Under the Registration Rights Agreement, the Company agreed to use its reasonable best efforts to register with the Securities Exchange Commission notes having substantially identical terms as the Notes, as part of an offer to exchange freely tradable exchange notes for the Notes. If the exchange offer is not completed (or, if required, a shelf registration statement is not declared effective) on or before the date that is 270 days after the issue date of the Notes (the “Target Registration Date”), the annual interest rate borne by the Notes will be increased, up to a maximum of 1.00% of additional interest per annum, by (i) 0.25% per annum with respect to the first 90-day period immediately following the Target Registration Date and (ii) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case until the exchange offer is completed or the shelf registration statement is declared effective.
The above description is a summary and is qualified in its entirety by the terms of the Registration Rights Agreement, attached hereto as Exhibit 4.3 to this Current Report on Form 8-K.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On May 7, 2007, the Company completed the private sale of $330 million aggregate principal amount of its 7 3/4% Senior Notes due 2017 (the “Notes”). The Notes were issued pursuant to an indenture dated as of May 7, 2007 (the “2017 Notes Indenture”), between the Company and the Bank of New York, as trustee (the “2017 Notes Trustee”).
Interest on the Notes accrues at a rate of 7 3/4% per annum, and is payable semi-annually on May 1 and November 1 of each year starting on November 1, 2007.
The Notes will mature on May 1, 2017.
The Company has the option to redeem any or all of the Notes at any time on or after May 1, 2012 at the redemption prices set forth in the 2017 Notes Indenture, plus accrued and unpaid interest to the date of redemption. If the Company experiences specific types of changes of control, it must offer to purchase the Notes.
The 2017 Notes Indenture contains covenants that, among other things, limit the Company’s ability to create liens on the capital stock of certain of its subsidiaries and to enter into certain mergers or consolidations or convey, transfer or lease its properties and assets substantially as an entirety. An event of default may be triggered by events such as a failure to make principal or interest payments, a failure to comply with other covenants, a default under other indebtedness of the Company, and certain events of bankruptcy. If an event of default has occurred and is continuing, then the 2017 Notes Trustee or holders of not less than 25% of the aggregate principal amount of the outstanding Notes may declare the entire principal amount of Notes to be payable immediately, in the manner and subject to the conditions provided in the 2017 Notes Indenture.
The Notes were issued in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.
The above description is a summary and is qualified in its entirety by the terms of the 2017 Notes Indenture, attached hereto as Exhibit 4.2 to this Current Report on Form 8-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRUM & FORSTER HOLDINGS CORP. (Registrant)
Dated: May 10, 2007	By:	/s/ Mary Jane Robertson
		Name:	Mary Jane Robertson
		Title:	Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Second Supplemental Indenture, dated as of May 5, 2007, to the Indenture dated as of June 5, 2003 between Crum & Forster Holdings Corp. and The Bank of New York governing the 10 3/8% Senior Notes due 2013
4.2	Indenture dated as of May 7, 2007 between Crum & Forster Holdings Corp. and The Bank of New York governing the 7 3/4% Senior Notes due 2017
4.3	Registration Rights Agreement dated May 7, 2007